Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Brookdale Senior Living Inc. Associate Stock Purchase Plan for the registration of 1,000,000 shares of common stock of our reports dated February 27, 2008, with respect to the consolidated and combined financial statements and schedule of Brookdale Senior Living Inc. and the effectiveness of internal control over financial reporting of Brookdale Senior Living Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
August 20, 2008